Exhibit 10.4
Execution Copy

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) dated as of July 1, 2014 by KVH INDUSTRIES, INC., a Delaware corporation (“Borrower” or “Pledgor”), is executed in favor of BANK OF AMERICA, N.A., a national banking association organized under the laws of the United States having an office at 100 Westminster Street, Providence, Rhode Island 02903, its successors and assigns, in its capacity as Administrative Agent (“Secured Party” or “Agent”) for itself and as a lender and the other lenders from time to time party to the Credit Agreement, as defined below (collectively, together with their respective successors and assigns, “Lenders”). Capitalized terms used but not expressly defined herein shall have the meanings assigned thereto in the Credit Agreement, as defined below.

R E C I T A L S

WHEREAS, Borrower, Secured Party and the Lenders are entering into a Credit Agreement of even date, as may be amended, restated, supplemented or otherwise modified from time to time, is referred to herein as the “Credit Agreement”);

WHEREAS, it is a condition precedent to Secured Party’s and Lenders’ obligations to extend credit that the Pledgor execute and deliver this Agreement; and

NOW, THEREFORE, in order to induce the Lenders to extend credit to Borrower and in consideration of the foregoing premises and for other value received, the receipt and adequacy of which are hereby acknowledged, the Pledgor hereby agrees as follows:

1.THE SECURITY. The Pledgor hereby assigns and grants to Secured Party, for the ratable benefit of the Lenders, a security interest in the following described property now owned or hereafter acquired by the Pledgor (“Collateral”):

(a)All accounts, contract rights, chattel paper, instruments, deposit accounts, letter of credit rights, payment intangibles and general intangibles, including all amounts due to the Pledgor from a factor; rights to payment of money from the Secured Party under any Swap Contract to the extent permitted under any such Swap Contract; and all returned or repossessed goods which, on sale or lease, resulted in an account or chattel paper.

(b)All inventory, including all materials, work in process and finished goods.

(c)All machinery, furniture, fixtures and other equipment of every type now owned or hereafter acquired by the Pledgor, (including, but not limited to, the equipment described in the attached Equipment Description, if any).

(d)All of the Pledgor’s deposit accounts with the Secured Party. The Collateral shall include any renewals or rollovers of the deposit accounts, any successor accounts, and any general intangibles and choses in action arising therefrom or related thereto.

(e)All instruments, notes, chattel paper, documents, certificates of deposit, securities and investment property of every type other than equity interests held by Pledgor in any Subsidiary of Pledgor, including without limitation all securities accounts maintained by Pledgor, together with all financial assets, investment property, securities, cash and other property now or hereafter held therein, and the proceeds thereof, including without limitation dividends payable in cash or stock and shares or other proceeds of conversions or splits of any securities in such accounts. The Collateral shall include all liens, security agreements, leases and other contracts securing or otherwise relating to the foregoing;

(f)All general intangibles, including, but not limited to, (i) all patents, and all unpatented or unpatentable inventions; (ii) all trademarks, service marks, and trade names; (iii) all copyrights and literary rights; (iv) all computer software programs; (v) all mask works of semiconductor chip products; (vi) all trade secrets, proprietary information, customer lists, manufacturing, engineering and production plans, drawings, specifications, processes and systems. The Collateral shall include all good will connected with or symbolized by any of such general intangibles; all contract rights, documents, applications, licenses, materials and other matters related to such general intangibles; all tangible property embodying or incorporating any such general intangibles; and all chattel paper and instruments relating to such general intangibles.

(g)All negotiable and nonnegotiable documents of title covering any Collateral.

(h)All accessions, attachments and other additions to the Collateral, and all tools, parts and equipment used in connection with the Collateral.

(i)All substitutes or replacements for any Collateral, all cash or non-cash proceeds, product, rents and profits of any Collateral, all income, benefits and property receivable on account of the Collateral, all rights under warranties and insurance contracts, letters of credit, guaranties or other supporting obligations covering the Collateral, and any causes of action relating to the Collateral.

(j)All books and records pertaining to any Collateral, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory (“Books and Records”).

2.THE OBLIGATIONS. The Collateral secures and will secure all Obligations, including without limitation all debts, obligations or liabilities now or hereafter existing, absolute or contingent of the Pledgor or any one or more of them to the Secured Party or any Lender, whether voluntary or involuntary, whether due or not due, or whether incurred directly or indirectly or acquired by the Secured Party or any Lender by assignment or otherwise. Obligations shall include, without limitation, all obligations of any Pledgor arising under any Swap Contract. Each party primarily or secondarily obligated under any of the Obligations is referred to in this Agreement as a “Debtor.”

3.PLEDGOR’S COVENANTS. The Pledgor represents, covenants and warrants that unless compliance is waived by the Secured Party in writing:

(a)The Pledgor will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.

(b)The Pledgor’s chief executive office is located, in the state specified on the signature page hereof. In addition, the Pledgor is incorporated in or organized under the laws of the state specified on such signature page.

(c)Unless otherwise agreed, the Pledgor has not granted and will not grant any security interest in any of the Collateral except to the Secured Party, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except, in each case, for Permitted Liens.

(d)The Pledgor shall pay all costs necessary to preserve, defend, enforce and collect the Collateral, including but not limited to taxes, assessments, insurance premiums, repairs, rent, storage costs and expenses of sales, and any costs to perfect the Secured Party’s security interest (collectively, the “Collateral Costs”). Without waiving the Pledgor’s default for failure to make any such payment, the Secured Party at its option may pay any such Collateral Costs, and discharge encumbrances on the Collateral. The Pledgor agrees to reimburse the Secured Party on demand for any Collateral Costs so incurred.

(e)Until the Secured Party exercises its rights to make collection, the Pledgor will diligently collect all Collateral in accordance with its reasonable business judgment or as otherwise requested by the Secured Party.

(f)If any Collateral is or becomes the subject of any registration certificate, certificate of deposit or negotiable document of title, including any warehouse receipt or bill of lading, the Pledgor shall immediately deliver such documents as the Secured Party may reasonably request.

(g)The Pledgor will not sell, lease, agree to sell or lease, or otherwise dispose of any Collateral except as set forth in the Credit Agreement.

(h)Exhibit A to this Agreement is a complete list of all U.S. patents, trademark and service mark registrations, and all applications therefore, in which the Pledgor has any right, title, or interest, throughout the world. To the extent required by the Secured Party in its discretion, the Pledgor will promptly notify the Secured Party of any acquisition (by adoption and use, purchase, license or otherwise) of any material U.S. patent, trademark or service mark registrations, and applications therefore, and unregistered trademarks and service marks, throughout the world, which are granted or filed or acquired after the date hereof or which are not listed on Exhibit A. The Pledgor authorizes the Secured Party, without notice to the Pledgor, to modify this Agreement by amending the Exhibit to include any such Collateral.

(i)The Pledgor will, at its expense, preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks. The Pledgor also will promptly make application on any material patentable but unpatented inventions, material registerable but unregistered trademarks and service marks, and material copyrightable but uncopyrighted works except as shall be consistent with the Pledgor’s reasonable business judgment or as otherwise requested by the Secured Party. The Pledgor will at its expense protect and defend all rights in the Collateral against any material claims and demands of all persons other than the Secured Party and will, at its expense, enforce all rights in the Collateral against any and all infringers of the Collateral where such infringement would materially impair the value or use of the Collateral to the Pledgor or the Secured Party. The Pledgor will not license or transfer any of the Collateral, except as permitted under the Credit Agreement or with the Secured Party’s prior written consent.

4.ADDITIONAL OPTIONAL REQUIREMENTS. The Pledgor agrees that the Secured Party may at its option at any time:

(a)Require the Pledgor to deliver to the Secured Party (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral, consistent with the provisions of the Credit Agreement.

(b)Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located, in each instance, consistent with the provisions of the Credit Agreement.

(c)To the extent reasonably requested, require the Pledgor to deliver to the Secured Party any instruments or chattel paper which are part of the Collateral to the extent any such instrument or chattel paper is in excess of $250,000, and to assign to the Secured Party the proceeds of any such letters of credit to the extent that such letter of credit is in excess of $250,000.

(d)Following and during the continuation of an Event of Default, upon the request of Secured Party, notify any account debtors, any buyers of the Collateral, or any other persons of the Secured Party’s interest in the Collateral.

5.SECURED PARTY’S REMEDIES AFTER DEFAULT. An “Event of Default” hereunder shall mean either (i) an Event of Default (as defined in the Credit Agreement) or (ii) the Secured Party fails to have an enforceable first lien (except for any liens (x) to which the Secured Party has consented in writing, (y) constituting Permitted Liens, or (z) whose existence does not result in an Event of Default under the Credit Agreement), to the extent that such lien can be perfected by the filing of financing statements under the Uniform Commercial Code or is a lien in which Secured Party is otherwise previously perfected, on or security interest in the Collateral and such failure is not cured or remedied within ten (10) days after the Pledgor receives written notice thereof. Following any Event of Default that is continuing, the Secured Party may do any one or more of the following:

(a)Declare any Obligations immediately due and payable, without notice or demand.

(b)Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

(c)Enforce the security interest of the Secured Party in any deposit account of the Pledgor maintained with the Secured Party by applying such account to the Obligations.

(d)Require the Pledgor to obtain the Secured Party’s prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any Collateral consisting of inventory.

(e)Require the Pledgor to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to the Secured Party in kind.

(f)Require the Pledgor to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under the Secured Party’s exclusive control.

(g)Require the Pledgor to assemble the Collateral, including the Books and Records, and make them available to the Secured Party at a place designated by the Secured Party.

(h)Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of the Pledgor’s equipment, if the Secured Party deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

(i)Demand and collect any payments on and proceeds of the Collateral. In connection therewith the Pledgor irrevocably authorizes the Secured Party to endorse or sign the Pledgor’s name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to the Pledgor and remove therefrom any payments and proceeds of the Collateral.

(j)Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to the Pledgor.

(k)Use or transfer any of the Pledgor’s rights and interests in any Intellectual Property now owned or hereafter acquired by the Pledgor, if the Secured Party deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral. The Pledgor agrees that any such use or transfer shall be without any additional consideration to the Pledgor. As used in this paragraph, “Intellectual Property” includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labeling, in which the Pledgor has any right or interest, whether by ownership, license, contract or otherwise.

(l)Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral. The Pledgor hereby consents to the appointment of such a receiver and agrees not to oppose any such appointment.

(m)Take such measures as the Secured Party may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and the Pledgor hereby irrevocably constitutes and appoints the Secured Party as the Pledgor’s attorney-in-fact to perform all acts and execute all documents in connection therewith.

(n)Without notice or demand to the Pledgor, set off and apply against any and all of the Obligations any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness, at any time held or owing by the Secured Party or any of the Secured Party’s agents or affiliates to or for the credit of the account of the Pledgor or any guarantor or endorser of the Pledgor’s Obligations.

(o)Exercise any other remedies available to the Secured Party at law or in equity.

6.PLEDGOR NOT A DEBTOR. If any Pledgor is not a Debtor under some or all of the Obligations:

(a)The Pledgor authorizes the Secured Party, from time to time, without affecting the Pledgor’s obligations under this Agreement, to enter into an agreement with the Debtor to change the interest rate on or renew the Obligations; accelerate, extend, compromise, or otherwise change the repayment terms or any other terms of the Obligations; receive and hold, exchange, enforce, waive, fail to perfect, substitute, or release Collateral, including collateral not originally covered by this Agreement; sell or apply any Collateral in any order; or release or substitute any borrower, guarantor or endorser of the Obligations, or other person.

(b)The Pledgor waives any defense by reason of any Debtor’s or any other person’s defense, disability, or release from liability. The Secured Party can exercise its rights against the Collateral even if any Debtor or any other person no longer is liable on the Obligations because of a statute of limitations or for other reasons.

(c)The Pledgor agrees that it is solely responsible for keeping itself informed as to the financial condition of the Debtors and of all circumstances which bear upon the risk of nonpayment. The Pledgor waives any right it may have to require the Secured Party to disclose to the Pledgor any information which the Secured Party may now or hereafter acquire concerning the financial condition of the Debtor

(d)The Pledgor waives all rights to notices of default or nonperformance by the Debtor. The Pledgor further waives all rights to notices of the existence or the creation of new indebtedness by Debtor and all rights to any other notices to any party liable on any of the Obligations.

(e)The Pledgor represents and warrants to the Secured Party that it will derive benefit, directly and indirectly, from the collective administration and availability of credit under the Obligations. The Pledgor agrees that the Secured Party will not be required to inquire as to the disposition by Debtor of funds disbursed by the Secured Party.

(f)Until all obligations to the Secured Party under the Obligations have been paid in full and any commitments of the Secured Party or facilities provided by the Secured Party with respect to the Obligations have been terminated, the Pledgor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which the Pledgor may now or hereafter have against any Debtor with respect to the Obligations. The Pledgor waives any right to enforce any remedy which the Secured Party now has or may hereafter have against Debtor, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Secured Party.

(g)The Pledgor waives any right to require the Secured Party to proceed against any Debtor or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, the Pledgor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Pledgor under this Agreement or which, but for this provision, might operate as a discharge of the Pledgor.

(h)In the event any amount paid to the Secured Party on any Obligations or any interest in property transferred to the Secured Party as payment on any Obligations is subsequently recovered from the Secured Party in or as a result of any bankruptcy, insolvency or fraudulent conveyance proceeding, the Pledgor shall be liable to the Secured Party for the amounts so recovered up to the fair market value of the Collateral whether or not the Collateral has been released or the security interest terminated. In the event the Collateral has been released or the security interest terminated, the fair market value of the Collateral shall be determined, at the Secured Party’s option, as of the date the Collateral was released, the security interest terminated, or said amounts were recovered.

7.Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT waive trial by jury in any action or proceeding to which THEY may be parties, arising out of, in connection with or in any way pertaining to, this AGREEMENT. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such action or proceedings, including claims against parties who are not parties to this AGREEMENT. This waiver is knowingly, willingly and voluntarily made.

8.MISCELLANEOUS.

(a)Any waiver, express or implied, of any provision hereunder and any delay or failure by the Secured Party to enforce any provision shall not preclude the Secured Party from enforcing any such provision thereafter.

(b)The Pledgor shall, at the request of the Secured Party, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as the Secured Party may reasonably deem necessary.

(c)All notes, security agreements, subordination agreements and other documents executed by the Pledgor or furnished to the Secured Party in connection with this Agreement must be in form and substance reasonably satisfactory to the Secured Party.

(d)This Agreement shall be governed by and construed according to the laws of the State of Rhode Island, to the jurisdiction of which the parties hereto submit.

(e)All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.
(f)All terms not defined herein are used as set forth in the Uniform Commercial Code.

(g)After and during the continuation of an Event of Default, in the event of any action by the Secured Party to enforce this Agreement, or to protect the security interest of the Secured Party in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, the Pledgor agrees to pay immediately the costs and expenses thereof, together with reasonable attorney’s fees and allocated costs for in-house legal services to the extent permitted by law.

(h)In the event the Secured Party seeks to take possession of any or all of the Collateral by judicial process, the Pledgor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

(i)This Agreement shall constitute a continuing agreement, applying to all existing and future transactions entered into in connection with the Obligations, whether or not of the character contemplated at the date of this Agreement, and if all such transactions between the Secured Party and the Pledgor shall be closed at any time, shall be equally applicable to any new transactions entered into in connection with the Obligations thereafter.

(j)The Secured Party’s rights hereunder shall inure to the benefit of its successors and assigns. In the event of any assignment or transfer by the Secured Party of any of the Obligations or the Collateral, the Secured Party thereafter shall be fully discharged from any responsibility with respect to the Collateral so assigned or transferred, but the Secured Party shall retain all rights and powers hereby given with respect to any of the Obligations or the Collateral not so assigned or transferred. All representations, warranties and agreements of the Pledgor if more than one are joint and several and all shall be binding upon the personal representatives, heirs, successors and assigns of the Pledgor.

(k)Upon a Disposition of any Collateral permitted pursuant to the Credit Agreement, unless an Event of Default shall have occurred and be continuing, Secured Party shall, upon the request of the Pledgor, release such Collateral from the Lien imposed by this Agreement.

(l)All notices hereunder shall be given in the manner set forth in the Credit Agreement.

9.Final Agreement. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF; (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF; (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Signature Page to Security Agreement]

WITNESS: By: /s/ Felise Feingold Print Name	KVH Industries, Inc., a Delaware corporation By: /s/ Peter Rendall Name: Peter Rendall Title: Chief Financial Officer